Exhibit 99.1

Smith-Midland Announces Second Quarter 2019 Results
Six Month 2019 Highlights
●
Revenues of $21.0 million
●
Gross Margin of $4.4 million, or 21%
●
Net Income of $0.6 million
●
EPS $0.12 per share

Second Quarter 2019 Highlights
●
Revenues of $10.9 million
●
Gross Margin of $2.2 million, or 20%
●
Net Income of $0.3 million
●
EPS $0.05 per share
●
Current Backlog of $27.6 million

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter ended June 30, 2019.

Six Month 2019 Results
The Company reported six month revenues of $21.0 million for 2019 and $19.0 million for 2018, an increase of $2.0 million, or 11%. The pre-tax income for the first half of 2019 was $0.8 million compared to pre-tax income of $0.4 million in 2018, an increase of $0.4 million. The Company had net income for the first half of 2019 in the amount of $0.6 million compared to net income of $0.3 million in 2018, an increase of $0.3 million. The basic and diluted income per share was $0.12 for the first half of 2019, while the basic and diluted income per share was $0.05 for the first half of 2018.

Second Quarter 2019 Results
The Company reported second quarter revenues of $10.9 million for 2019 and $9.8 million for 2018, an increase of $1.1 million, or 10%. The pre-tax income for the second quarter of 2019 was $0.4 million compared to pre-tax income of $0.9 million in 2018, a decrease of $0.5 million. The Company had net income for the second quarter of 2019 in the amount of $0.3 million compared to net income of $0.7 million in 2018, a decrease of $0.4 million. The basic and diluted income per share was $0.05 for the second quarter 2019, while the basic and diluted income per share was $0.14 for the second quarter 2018.

CEO Commentary
Ashley Smith, CEO stated, “I am pleased to announce continued positive earnings for the second quarter 2019. This brings the earnings per share to $0.12 for the first six months of 2019 compared to $0.05 earnings per share for the first six months of 2018. There continues to be a positive impact to barrier rentals as we recognize revenue and net income for the deferred buy-back contract. Gross profit margins are lower during the first half of 2019 due to competitive pricing pressure, increased labor costs, and increased shipping and installation which tend to have lower margins than product sales, as compared to the first half 2018 when we had higher margin jobs in production. We remain focused on decreasing general and administrative costs to enhance bottom-line performance.

“During July 2019, the Company entered into an agreement to purchase over 100,000 linear feet of used highway safety barrier and approximately 100 crash cushion attenuators. The purchase will bring our rental fleet to nearly 300,000 linear feet of barrier and creates the first major investment in crash cushions. With planned highway construction and the continued use of Public Private Partnerships in our market, the increased fleet and expanded offerings will allow us to provide customers with turnkey solutions.

“The recent hiring of the new General Manager in South Carolina supports our corporate vision for the plant to improve safety, quality, delivery, and cost. His leadership, production, and technical expertise will help us successfully navigate Smith-Columbia moving forward.

“The new manufacturing facility in North Carolina is near completion with production set to commence in September 2019. The project is within budget at $3.3 million, with only $1.5 million financed as of June 30, 2019. The Company continues to successfully utilize cash for a portion of the plant construction, and additional capital expenditures, through positive operating cash flows. During the transition to the new plant, the Company will be manufacturing products out of both the new and old facilities in North Carolina to meet customer demands.”

Balance Sheet and Liquidity
As of June 30, 2019, the Company had cash and investments totaling $2.8 million, with the majority of cash being utilized to fund capital expenditures, thus eliminating the need for additional debt financing. Accounts receivable balances were $11.1 million at June 30, 2019, with a large amount collected subsequent to the period end. Total outstanding debt on notes payable was $4.7 million.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s website at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com